UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]	Þ

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
Þ	[X] Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

VINEYARD OIL AND GAS COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

Þ	[X] No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule of Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

VINEYARD OIL AND GAS COMPANY

10299 West Main Road

North East, Pennsylvania 16428

Telephone: (814) 725-8742

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 31, 2006

TO THE STOCKHOLDERS OF VINEYARD OIL AND GAS COMPANY:

You are hereby notified that the Annual Meeting of Shareholders of Vineyard Oil and Gas Company (the "Company") will be held at the Lake View Country Club, Route 89, North East, Pennsylvania 16428, on March 31, 2006 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

1.

The approval of an amendment to the Company's Articles of Incorporation to affect a 1-for-1,875 reverse stock split. As a result of the reverse stock split, each share of the Company's outstanding common stock held by a shareholder owning fewer than 1,875 shares immediately before the effective time of the reverse stock split will be converted into the right to receive from the corporation $0.5695 per share of the Company’s common stock held by such shareholder prior to the reverse stock split in cash, without interest.

2.

The approval of an amendment to the Company's Articles of Incorporation to effect a 1,875 for 1 forward stock split of the Company’s outstanding common stock. As a result of the forward stock split, each share of the Company’s common stock held by a shareholder owning 1,875 or more shares before the reverse stock split will continue to represent one share of the corporation’s common stock following completion of the Transaction. Although both the reverse stock split and the forward stock split will be voted on separately, the Company will not effect either the reverse stock split or the forward stock split unless both of such transactions are approved by the Company’s shareholders.

3.

The amendment of the Company's bylaws in order to eliminate shareholder approval as a requirement for the Board of Directors to sell 10% or more of the Company's unrecoverable natural gas reserves in any one calendar year.

4.

The election of seven members of the Company’s Board of Directors to hold office subject to the provisions of the bylaws for their respective terms of three years ending 2006, 2007 and 2008 or until the election and qualification of their respective successors.

5.	The ratification of the selection of Gorzynski, Uglow and Farrell, P.C., as the Company's independent auditors for the fiscal years ending December 31, 2003, 2004 and 2005.

6.	The transaction of such other and further business as may properly come before such meeting, or any adjournment or adjournments thereof.

By resolution adopted by the Board of Directors, the close of business on March 10, 2006 has been fixed as the date of record for the meeting of shareholders and only holders of shares of stock of record at that time will be entitled to notice of, and to vote at, the meeting of shareholders or any adjournment or adjournments thereof.

The Proxy Statement, form of proxy and an envelope for returning the proxy are being mailed with this Notice of Annual Meeting of Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM FUSTOS

CHAIRMAN OF THE BOARD

North East, Pennsylvania

March 10, 2006

IMPORTANT

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THIS ANNUAL SHAREHOLDERS MEETING, PLEASE MARK, DATE, SIGN, AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE TO ASSURE REPRESENTATION OF YOUR SHARES AND A QUORUM AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY WRITTEN NOTICE TO THE COMPANY OR BY ATTENDING THE MEETING PERSONALLY AND VOTING.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

March 10, 2006

Dear Shareholders:

Please find enclosed a Notice of the Annual Meeting of Shareholders to be held March 31, 2006 at 10:00 a.m. at the Lake View Country Club, Route 89, North East, Pennsylvania 16428. Also enclosed is the proxy statement, the proxy and an envelope for returning the proxy.

We look forward to meeting all shareholders at this year's Annual Meeting. If for any reason, a shareholder will not be attending, it is very important that the shareholder execute the enclosed proxy designating the manner in which that person desires his or her shares to be voted, so that a quorum will be ensured. No business will be transacted if a quorum is not present. You can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy.

Please note that this year's Annual Meeting will be a business meeting only.

If any shareholder has a question about this year's annual meeting, please do not hesitate to contact Vineyard Oil & Gas Company.

Sincerely,

VINEYARD OIL & GAS COMPANY

James M. Reynard
Secretary

TABLE OF CONTENTS

PROXY STATEMENT	5

VOTING AND PROXIES	7

SUMMARY TERM SHEET	9

PROPOSAL NO. 1

AUTHORIZATION FOR REVERSE STOCK SPLIT	14

SPECIAL FACTORS

Background	15
Purpose and Reasons for the Reverse Split	16
Potential Disadvantages	17
Alternatives Considered by the Board of Directors	18
Fairness of the Reverse Split	19
Opinion of Schaffner Knight Minnaugh & Company, P.C.	21
Additional Factors Considered in Determining the Fairness of the Reverse Split	23
Fairness to Remaining Shareholders	24
Certain Effects of the Proposed Reverse Stock Split on the Company's Shareholders	24
Exchange of Fractional Share Certificates for Cash	25
Market for Common Stock and Dividends	26
Vote Required	26
Voting Procedures and Revocability of Proxies	26
Recommendation of the Board of Directors	26

PROPOSAL NO. 2

AUTHORIZATION FOR FORWARD STOCK SPLIT	27

PROPOSAL NO. 3

AMENDMENT OF BYLAWS	28

PROPOSAL NO. 4

ELECTION OF DIRECTORS	29

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS	32

OFFICER AND DIRECTOR COMPENSATION	33

BENEFICIAL OWNERSHIP OF SHARES	33

FINANCIAL INFORMATION	34

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35

MEETING AND COMMITTEES OF THE BOARD	35

AUDIT COMMITTEE DISCLOSURE	35

SHAREHOLDER PROPOSALS	36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36

EXPENSES OF SOLICITATION	36

GENERAL	36

VINEYARD OIL & GAS COMPANY

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 31, 2006

TO OUR SHAREHOLDERS:

This Proxy Statement is furnished to the Shareholders of Vineyard Oil & Gas Company (“Vineyard” or the “Company”) for use at the Annual Meeting of shareholders on March 31, 2006 (the "Annual Meeting") or any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company (the “Board” or the “Board of Directors”) and can be revoked at any time prior to the voting of the proxy (as provided herein). The cost of the proxies will be borne by the Company.

Only shareholders of record at the close of business on March 10, 2006 are entitled to receive notice of and to vote at the Annual meeting or any adjournment thereof. The outstanding voting securities of Vineyard as of such date consisted of 5,325,563 shares of common stock, no par value ("Common Stock"). The principal executive offices of Vineyard are located at 10299 West Main Road, North East, Pennsylvania 16428.

Shareholders are entitled to one vote per share on all matters, except the election of directors, as to which cumulative voting applies. Under cumulative voting, each shareholder is entitled to cast as many votes as shall equal the number of shares held by the shareholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the shareholder wishes. If a shareholder desires to cumulate his or her votes, the accompanying Proxy should be marked to indicate clearly that the shareholder desires to exercise the right to cumulate votes and to specify how the votes are to be allocated among the nominees for directors. For example, a shareholder may write "cumulate" on the Proxy and write below the name of the nominee or nominees for whom the shareholder desires to cast votes and the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareholder may instruct the proxy holders not to vote for one or more of the nominees by marking the withhold authority space provided by the name(s) of such nominee or nominees on the Proxy. If the Proxy is not marked with respect to the election of directors, authority will be granted to the persons named in the Proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

Unless a contrary choice is indicated, all duly exercised executed proxies received by the Company will be voted as follows:

1.

For the approval of an Amendment to the Company's Articles of Incorporation to effect a 1-for-1,875 reverse stock split of the outstanding Common Stock. Each shareholder holding fewer than 1,875 shares immediately prior to the reverse stock split will receive a cash payment of $0.5695 per share held by such shareholder prior to the reverse stock split in lieu of the issuance of a fractional share. This reverse stock split and related cash purchase by the Company of fractional shares resulting from the reverse stock split is proposed to reduce the number of shareholders of the Company to fewer than 300 and, thus, permit the Company to terminate its registration under the Securities Exchange Act of 1934, as amended, and become a private company.

2.

For the approval of an Amendment to the Company's Articles of Incorporation to affect a 1,875-for-1 forward stock split. Shareholders owning 1,875 or more shares of the outstanding Common Stock prior to the reverse stock split will continue to hold the same number of shares of the Company’s common stock following the reverse stock split and the forward stock split as they held prior to the reverse stock split. The forward split is proposed to limit the disruption to shareholders owning 1,875 or more shares of Common Stock

3.

For the approval of an amendment to the Company's by-laws that would eliminate the requirement that the Company obtain the shareholder approval for the sale of 10% or more of the Company's unrecoverable natural gas reserves in any one calendar year. This amendment, if approved, would remove the restriction on the Board’s ability to sell unproduced natural gas. It is the present intention of the Board of Directors to either sell all or part of the Company’s unproduced natural gas.

4.	For the election of all seven nominees as directors for a term of three years retroactive to their original term expirations.

5.	For the ratification of the Board's selection of Gorzynski, Uglow and Farrell, P.C. as the Company's independent auditors for the fiscal years ending December 31, 2003, 2004 and 2005.

6.	The proxies will be voted in accordance with the recommendation of management as to other matters, which may properly come before the Annual Meeting.

IMPORTANT

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint William Fustos with full power of substitution, as proxy to represent the undersigned at the Annual Meeting of Shareholders of Vineyard Oil & Gas Company (the "Company") and any adjournments thereof, to vote all shares of common stock the undersigned would be entitled to vote as indicated upon all matters referred to herein and in their discretion upon any other matters which may properly come before the meeting.

The total number of votes which you are entitled to cast for Proposal No. 1 is equal to the number of shares of common stock which are owned by you.

1.	PROPOSAL TO AUTHORIZE A 1 FOR 1,875 REVERSE STOCK SPLIT OF OUR COMMON STOCK: (The Board of Directors recommends a vote FOR this proposal.)

________For ________Against________Abstain

The total number of votes which you are entitled to cast for Proposal No. 2 is equal to the number of shares of common stock which are owned by you.

2.	PROPOSAL TO AUTHORIZE A 1,875 FOR 1 FORWARD STOCK SPLIT OF OUR COMMON STOCK: (The Board of Directors recommends a vote FOR this proposal.)

________For ________Against________Abstain

The total number of votes which you are entitled to cast for proposal 3 is equal to the number of shares of common stock which are owned by you.

3.	PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO ELIMINATE SHAREHOLDER APPROVAL AS A REQUIREMENT FOR THE BOARD OF DIRECTORS TO SELL 10% OR MORE OF THE COMPANY'S UNRECOVERABLE NATURAL GAS RESERVES:

(The Board of Directors recommends a vote FOR this proposal.)

________For ________Against________Abstain

INSTRUCTION: To withhold authority to vote for any individual nominee, please indicate in the space provided. Also, if you wish to have your vote cast cumulatively in unequal proportions, please indicate in the space provided the number of votes to be cast for each nominee.

The total number of votes which you are entitled to cast for Proposal No. 4 is equal to seven times the number of shares of common stock which are owned by you.

4.	ELECTION OF TWO DIRECTORS WITH TERMS TO EXPIRE 2006: (The Board of Directors recommends a vote FOR each nominee equally.)

Robert Garfield	(	)	(	)	withhold authority	number of shares

Daryl A. Sobol	(	)	(	)	withhold authority	number of shares

ELECTION OF THREE DIRECTORS WITH TERMS TO EXPIRE 2007: (The Board of Directors recommends a vote FOR each nominee equally.)

William Fustos	(	)	(	)	withhold authority	number of shares

David Stetson	(	)	(	)	withhold authority	number of shares

Stephen Millis	(	)	(	)	withhold authority	number of shares

ELECTION OF TWO DIRECTORS WITH TERMS TO EXPIRE 2008: (The Board of Directors recommends a vote FOR each nominee equally.)

Robert Long	(	)	(	)	withhold authority	number of shares

James Concilla	(	)	(	)	withhold authority	number of shares

The total number of votes which you are entitled to cast for Proposal No. 5 is equal to the number of shares of common stock which are owned by you.

5.

PROPOSAL TO RATIFY THE SELECTION OF GORZYNSKI, UGLOW AND FARRELL, P.C. as independent public accountants for the Company for the fiscal years ending December 31, 2003, 2004 and 2005. (The Board of Directors recommends a vote FOR.)

________For ________Against________Abstain

The total number of votes which you are entitled to cast for Proposal No. 6 is equal to the number of shares of common stock which are owned by you.

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (The Board of Directors recommends a vote FOR.)

________For ________Against________Abstain

When properly executed, the shares of common stock represented by this proxy will be voted as directed. If no direction is indicated, the shares of common stock will be voted "FOR" proposals 1, 2, 3, 5 and 6 and equally divided for proposal 4.

PLEASE DATE, SIGN, AND MAIL YOUR PROXY PROMPTLY

Dated:____________________, 2006	_____________________________________
Signature of Shareholder

_____________________________________
Signature of Shareholder

If the shares are issued in the names of two or more persons, each person must sign the proxy. If the shares are issued in the name of a corporation or a partnership, please sign in the corporation's name by the president or other authorized officer or in the partnership name by an authorized person.

Please sign exactly as your name appears on this proxy and return this proxy promptly in the accompanying postage paid envelope. When signing as Attorney, Executor, Administrator, Trustee, Guardian or any other representative capacity, please give your full title as such.

Note:

•	Financial information is available by visiting our website - vineyardoilandgas.com

SUMMARY TERM SHEET

This summary highlights selected information and may not contain all of the information that is important to you. To better understand the terms and conditions of the reverse stock split, the forward stock split and the matters related to those transactions, as well as the consequent amendments of the Company's articles of incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

WHAT IS THE COMPANY PROPOSING?

The company is proposing a 1-for-1,875 reverse stock split of the Common Stock (the “Reverse Split”) followed by a 1,875-for-1 forward stock split of the Common Stock (the “Forward Split” and , together with the Reverse Split, the "Transaction"). Only if both Proposal No. 1 and Proposal No. 2 are approved and completed:

•

Vineyard shareholders holding fewer than 1,875 shares of Common Stock immediately prior to the Reverse Split ("fractional holders") will receive a cash payment from Vineyard of $0.5695 per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be shareholders of Vineyard;

•

Vineyard shareholders holding 1,875 or more shares immediately prior to the effective time of the Reverse Split will continue to hold the same number of shares of Common Stock after completion of the Reverse Split and the Forward Split and will not receive any cash payment.

•

The Board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval of both proposals by the shareholders) if it determines subsequently that the transaction is not then in the best interests of the Company or its shareholders. The Board felt that in fairness to all shareholders, including unaffiliated shareholders that are cashed out and those who are not cashed out, they need to retain the ability to reject the Transaction at any point in time. It is the Board’s intention to execute the Transaction immediately upon approval. However, unforeseen delays could allow time for events to occur, changing the effects of the Transaction on all shareholders. More specifically, the necessary length of time that it takes for the required filings to be reviewed, revised and ultimately approved could result in a change in the Company’s position such that there is not sufficient cash on hand to be able to buy out the fractional shares in connection with the Reverse Split. The Company believes this to be unlikely, but reserves this right to reject the Transaction as a safeguard only in the case of sudden, unexpected cash restraints.

The Company has updated and refreshed its valuation report once already as a result of the long period of time involved in finalizing this proxy statement. The valuation report will be updated again should the Board determine that the Company’s financial condition and results have changed in a manner than suggest that the valuation set forth in the valuation report no longer reflects the fair market value per share of the Common Stock.

WHY IS THE COMPANY PROPOSING THIS TRANSACTION?

•

The Transaction and payment of cash in lieu of fractional shares to holders of fractional shares following the Reverse Split has been unanimously approved by the Board of Directors for the purpose of reducing the number of shareholders of record of the Company to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 ("Exchange Act"). For purposes of this writing, termination of the Company's registration under the Exchange Act will be referred to as "Going Private";

•

The Company believes, based upon historical information, that by Going Private it may save $60,000 or more per year in costs associated with being a public reporting company. These costs are related to the administrative burden associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act. If the Transaction is completed as contemplated in this proxy statement, the Company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC");

•	The Transaction would also give the Company the opportunity to reduce the expense and burden of dealing with a large number of shareholders holding small positions in its stock; and

•	The Transaction would cause minimal disruption to shareholders owning 1,875 or more shares of Common Stock.

WHAT ARE THE PURPOSES OF AND REASONS FOR THE TRANSACTION?

•

Because the Company has more than 300 shareholders of record and its Common Stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Exchange Act. Vineyard and its shareholders receive little benefit from Vineyard being a public company because of Vineyard's very small size, the lack of analyst coverage and the very limited trading in Vineyard's stock (one trade in the last three years). The Company’s Board of Directors (the “Board”) has determined that the large and increasing costs of public reporting are not warranted by the benefits to the Company and its shareholders of being a public company and the Company's status as a public company places significant financial burdens and legal risks on the Company. It is the Board's intention, upon approval and execution of the Transaction, that the Company would terminate Vineyard's registration under the Exchange Act and cease all required reporting under the Exchange Act.

•

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public company in general, and the cost of remaining a public company in particular, have increased dramatically. Moreover, legislation and administrative rules and other actions, both under the Sarbanes-Oxley Act of 2002 and otherwise, have had the effect of increasing the burdens and potential liabilities of being a public reporting company, has increased audit fees and other costs of compliance, such as attorneys' fees, and has, in general, resulted in increased cost, and reduced the coverage, of liability insurance for the officers and directors of public companies.

•

In light of the Company's current size and resources, the Board does not believe that such costs are justified by any benefits to the Company and its shareholders of being a public company, and believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. The Board considered the following factors when recommending the Reverse Split:

•

The cost savings per year that the Company expects to realize as a result of Exchange Act deregistration and the decrease in expenses relating to servicing shareholders holding small positions in Common Stock can be quantified as follows;

•

The Company had retained an outside CPA consultant to specifically review and write the quarterly and annual reports under the Exchange Act, at an annual cost of $23,000. This cost would no longer incurred following the Reverse Split.

•

The Company retains an independent outside Certified Public Accounting firm to conduct the required quarterly reviews and year-end audit. The Company estimates that its independent accounting costs would be reduced by $20,000 following the Reverse Split.

•

The Company expends time and manpower to accommodate the quarterly and annual filings, required by registered companies, as well as incidental shareholder maintenance activities. Although the "general and administrative" costs are fixed costs to the Company, significant reallocation of the Company's time and manpower can be achieved, adding value in excess of $10,000 of human resource value. Specifically, the Company utilizes man-hours in excess of 125 hours per quarter to prepare, administer, track, coordinate, file and submit Exchange Act filings.

•

The company estimates that legal expense associated with the company being registered is estimated to be, conservatively, $5,000. This legal expense would be not be incurred following the Reverse Split.

•	The Company did not subscribe to a Directors and Officers insurance policy before the Sarbanes-Oxley Act became enacted. Although it is unclear at this time whether or not the Company would continue this policy at its annual premium of $13,000, it is expected that the premium would be less as a non-publicly traded company.

•

The Company believes that a savings of approximately $5,000 will be realized, post deregistration, due to a reduction in mailing, printing, meeting venue, communication and other related costs to accommodate shareholders of a publicly traded company.

•

The fact that the Company has not been able to realize many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and access to capital markets due to the limited liquidity and low market price of its Common Stock;

•

The belief that the Company's shareholders have not benefited proportionately from the costs of Exchange Act registration and trading of its Common Stock, principally as a result of the stagnant trading market for its common stock, and a practical limitation of the Company's shareholders' abilities to sell their shares in the open market, thereby effectively rendering their investment illiquid.

The purposes and reasons for the Transaction are discussed below under "SPECIAL FACTORS - Purpose and Reasons for the Transaction."

WHAT WILL I RECEIVE IF THE TRANSACTION IS APPROVED?

If the Reverse Split and the Forward Split both are approved by the shareholders and implemented by the Company:

•

Vineyard shareholders holding fewer than 1,875 shares of Common Stock immediately prior to the reverse stock split will receive a cash payment from Vineyard of $0.5695 per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be shareholders of Vineyard.

•

Vineyard shareholders holding 1,875 or more shares of Common Stock immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

•	The procedure for this exchange and the payment of cash in lieu of fractional shares is described below under the caption “Exchange of Fractional Share Certificates for Cash."

HOW DID THE BOARD OF DIRECTORS DETERMINE THE FAIRNESS OF THE TRANSACTION?

•	In early 2003, the Board decided to explore a "going private" transaction by means of a reverse stock split.

•

The "going private" transaction was subject to a number of conditions including the receipt of a fairness opinion from the financial advisor that the transaction is fair to the Company's shareholders, and approval by the Company's shareholders.

•

With respect to the valuation, the Board engaged Schaffner Knight Minnaugh & Company, P.C., an independent valuation firm, to determine the fair value of the fractional shares to be paid in cash in the reverse stock split.

•

The Board determined that the Reverse Split was fair to all shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out, based on the liquidity opportunity provided in the absence of an active trading market, and the benefit to continuing shareholders of reduced expenses.

The Reverse Split will provide the Company's affiliated and unaffiliated shareholders holding less than 1,875 shares prior to the Reverse Split with liquidity, by allowing them to liquidate their investment for cash.

There are a large number of shareholders who own a small number of shares of Common Stock, and whose liquidity is reduced because there is essentially no market for such shares. The Reverse Split will allow such shareholders to liquidate their holdings at a fair value. See "SPECIAL FACTORS - Fairness of the Proposed Transaction."

•

Schaffner Knight Minnaugh & Company, P.C. opined to the Board that a value of $0.5695 per share of outstanding Common Stock in connection with the Reverse Split is fair from a financial point of view to the shareholders, including unaffiliated shareholders of the Company's common stock. The Board of Directors adopted the opinion of Schaffner Knight Minnaugh & Company, P.C. See "SPECIAL FACTORS - Opinion of Schaffner Knight Minnaugh & Company, P.C."

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

•

No appraisal or dissenters' rights are available under Pennsylvania law to shareholders who dissent from the Reverse Split. There may exist other rights or actions under Pennsylvania law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the Reverse Split. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE REVERSE SPLIT?

•

Currently, essentially no trading market exists for the Company's securities, as there has been one trade over the past three years. Cashing out fractional shares in the Reverse Split would permit shareholders, including unaffiliated shareholders, to obtain cash for their otherwise illiquid share holdings at a fair value without incurring brokerage or other transaction costs.

•	The Company believes, based upon historical information, that it may save $60,000 or more per year in costs associated with being a public reporting company.

•

The Board further concluded that, given the lack of a meaningful market for the Common Stock, the Reverse Split afforded shareholders holding fewer than 1,875 shares prior to the reverse stock split an opportunity to receive fair value for their shares of Common Stock. In addition, the Board believes that the Reverse Split constitutes the most expeditious, efficient, cost effective and fairest method to convert the Company from a reporting company to a privately held non-reporting company in comparison to other alternatives considered by the Company. Please read the discussion under "SPECIAL FACTORS - Alternatives Considered by the Board of Directors."

•	To review the principal advantages of the Reverse Split in greater detail, please read the discussions under "SPECIAL FACTORS - Purpose and Reasons for the Reverse Split."

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE REVERSE SPLIT?

•

Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

•

If the Transaction is effected, the Company will become a private company, and there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

•

Information regarding Vineyard that has routinely been publicly available to its shareholders would be greatly reduced as a result of the termination of registration under the Exchange Act. Vineyard will no longer be required to report annual and quarterly financial information.

•	To review the principal disadvantages of the Reverse Split in greater detail, please read the discussion under "SPECIAL FACTORS - Purpose and Reasons for The Reverse Split."

WHAT ARE THE TAX IMPLICATIONS OF THE REVERSE SPLIT?

The following discussion summarizing certain federal income tax consequences is based on current law and is included for general information only. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Shareholders are encouraged to consult their own tax advisors as to the federal, state, local and foreign tax effects of the Transaction in light of their individual circumstances.

There should be no material federal tax consequences to anyone remaining a shareholder of the Company following the consummation of the Reverse Split and the Forward Split, as the basis in the shares currently held should carry forward as the basis in the shares held immediately following the Reverse Split and the Forward Split.

The Company believes that, for shareholders receiving cash in exchange for fractions of shares of Common Stock following the Reverse Split, the transaction would be treated as a taxable transaction for United States federal income tax purposes. Generally shareholders receiving cash in the Reverse Split would recognize a gain or loss for United States federal income tax purposes based on the difference between the tax basis of the shares of Common Stock held immediately prior to the effective time of the reverse stock split and $0.5695 per share. If shares of Common Stock are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for the shares of Common Stock exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum marginal federal tax rate of 15%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum marginal federal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is generally limited for shareholders that are individuals to the amount of capital gains recognized during a tax year plus $3,000.

It is also the Company’s belief that the Reverse Split should result in no material federal income tax consequence to Vineyard.

WHOM DO I CALL IF I HAVE QUESTIONS?

•	If you have any questions, require assistance or need additional copies of this Proxy Statement, you should contact Steve Millis, President of the Company at (814) 725-8742.

PROPOSAL NO. 1

AUTHORIZATION OF A 1 FOR 1,875 REVERSE STOCK SPLIT OF OUR COMMON STOCK

You are being asked in this Proposal No. 1 to vote for a proposed amendment to the Company's Articles of Incorporation ("Amendments") which will grant to the Board of Directors the authority to eliminate the authorized but unissued preferred stock and to effect a 1-for-1,875 reverse stock split of all outstanding shares of the Company's common stock. If both this Proposal No. 1 and the Forward Split are approved by the Company’s shareholders, the Board may at any time within 12 months following approval, authorize the filing of the Amendment to the Company's Articles of Incorporation which shall read as follows:

Reverse Split.	To effect the Reverse Split, Article 5 of the Company's Articles of Incorporation shall be amended and restated to read as follows:

"5. As of the Effective Date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, the fifth Article of the Articles of Incorporation of Vineyard Oil & Gas Company shall be amended to provide that every 1,875 shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional share shall be issued in connection with the foregoing stock split to any holder of less than 1,875 shares. In lieu of any interest in a fractional share of common stock to which a shareholder holding less than 1,875 shares would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount equal to the fair value, as determined by the Board of Directors, of such fractional share as of the Effective Date of the foregoing split. The aggregate number of shares which the Corporation is authorized to issue is 15,000,000 shares of common stock with no par value and all references to Preferred Stock in the Fifth Article shall be eliminated."

The Reverse Split is proposed in order to take the Company private. The principal reason for "going private" is to relieve the Company of the costs, burdens and risks of remaining a public company.

General

The Board of Directors has unanimously adopted a resolution approving, and recommending to shareholders for approval an amendment to the Company's Articles of Incorporation to eliminate the authorized but unissued preferred stock and to effect the proposed 1 for 1,875 Reverse Split of its issued and outstanding common stock, followed immediately by the 1,875 for 1 Forward Split discussed in Proposal No. 2.

The purpose for the reverse stock split is to decrease the number of shareholders to below 300 so that Vineyard may terminate its registration under the Exchange Act. The Board of Directors determined that the reverse stock split would be executed at 1,875 shares, simply because 1,875 shares will allow Vineyard to cash-out the required amount of shareholders to achieve its goal of less than 300 shareholders and minimize the cash required to achieve this goal. This strategy has remained unchanged with the Board of Directors since its inception.

Vineyard will immediately follow the reverse stock split with a forward stock split to (a) limit the disruption to the holders of 1,875 or more shares of common stock who are not being cashed out in the Transaction and (b) reduce the costs of the Transaction by avoiding costs associated with cashing out the fractional shares of the holders of 1,875 or more shares of common stock and reissuing stock certificates to such shareholders. The proposed amendment will not change the number of authorized shares of Common Stock or the par value of the shares of Common Stock.

No fractions of shares will be issued to fractional holders in connection with the Transaction and, after the Transaction, no fractional holder will have any further interest as a shareholder of Vineyard. Fractional holders shall be entitled to receive $0.5695 per share of Common Stock held immediately prior to the reverse stock split.

If the shareholders approve the Transaction, the Company intends to file the amendment to the Company's Certificate of Incorporation with the Secretary of State of Pennsylvania (the "Secretary of State"). The Transaction will become effective on the date the amendment is filed with the Secretary of State, or such later date as is specified in the filing. The Reverse Split is expected to occur at 6:00 p.m. on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. on the Effective Date.

SPECIAL FACTORS

Background

During the first half of 2003, the Company's Board of Directors had a number of informal discussions with management involving the issue of the Company continuing to keep its common stock registered under the applicable provisions of the Exchange Act or whether it would be in the best interests of the Company and its shareholders to engage in a "going private" transaction that would result in the Company's Existing Common Stock becoming eligible for termination of registration under the Act.

On January 30, 2003, the Board, with all Board members present, initiated a discussion that ultimately resulted in the pursuit and adoption of the transaction. The process by which the Board chose a “going private” transaction was to meet with corporate counsel, the Company’s auditors, two additional CPA firms with expertise and knowledge of public/private entities and management. In this meeting, management presented and discussed the potential savings to the company once the “going private” process was complete. Representatives of the CPA firms discussed the Sarbanes-Oxley Act of 2002 and the effects of this legislation and the related regulations on the Company. It was noted that since Vineyard was not “listed” on a public exchange that several of the requirements would not pertain. The Chairman of the Board along with all Board members requested of management and the various professionals in the room if there were any alternatives for the Company regarding the identified costs associated with remaining a public company. Corporate counsel advised that one possibility for the Company was related to reporting requirements and the size of the Company. If Vineyard was reduced to fewer than 500 shareholders and reported less than 10 million dollars in assets, it was believed that the reporting requirements would be greatly reduced. Counsel requested more time to research this possibility prior to making a definitive recommendation to the Board. Several of the professionals representing the CPA firms, agreed that this point had some potential but advised that the reduced reporting requirement (if possible) did not reduce any fiduciary responsibilities that the Company had to the shareholders specifically related to the Sarbanes-Oxley Act of 2002. Therefore they did not believe that the savings associated with this point were not material enough to assume this as an alternative for the Company. More time was needed to research this topic and a decision was deferred until the Board could meet again to vote on a proposal.

On June 27, 2003, with two members absent (Directors Concilla and MacFarlane), the Board met with management to further discuss the “going private” option. Corporate counsel was not present at the meeting but did furnish the Board Members with written information pertaining to some questions raised at the last meeting. Counsel suggested that the most effective and efficient way to become private was to have fewer than 300 shareholders allowing the Company to terminate its registration with the SEC. A reverse stock split would create fractional shareholders; these fractional holders would be liquidated using a “per share” price for their shares of Common Stock. Counsel also suggested that the Company engage an independent CPA firm to perform a “fair market valuation” of the Company to assist the Board with determining a purchase price. The Board members present, agreed that this “going private” process was acceptable but needed more information to make a decision. Management was asked to analyze and quantify exactly the number of shares that would be liquidated and to compile a list of all required information needed to file with the SEC. This would also assist the Board in determining the feasibility of this option.

On September 11, 2003, with all Board Members present, the information compiled by management was reviewed by all Board members. Also, each Board member, prior to the meeting, was given a copy of the fair market valuation completed by Schaffner, Knight, Minnaugh & Company, P.C. Prior to their receipt of the initial valuation report, the Board had informally estimated that the fair market value would be significantly lower than $0.30. Based largely upon the analysis contained in the initial valuation report, the Board determined that the fair market value was $0.3568. Management also presented to the Board an idea related to a forward stock split to be initiated immediately following the reverse stock split. This would allow all shareholders not liquidated to revert back to their original holdings and limit any disruption to the shareholders that will remain. All information was reviewed and discussed by the Board Members ending in a unanimous decision to approve the recommended transaction resulting in Vineyard Oil & Gas Company becoming a private company.

Due to the length of time that elapsed since the Board initially approved the transaction and the actual completion of the documentation for solicitation of Shareholders, the Board requested two updates to the valuation report. The first updated valuation report was received by the Board on January 9, 2004 and was based on financial statements of Vineyard as of September 30, 2003. That updated valuation report indicated that the fair market value per share of Common Stock was $0.4205. The second updated valuation report was received by the Board on December 21, 2005 and was based on financial statements of Vineyard as of September 30, 2005 and the “per share” fair value was determined to be $0.5695. As the Board found the methodology used in the initial valuation report persuasive, and the updated valuation reports determine a fair market value using the same methodology, the Board determined that the fair market value per share in each of the updated valuation reports was the fair market value per share of Common Stock.

This process was done as a group (Board, Executive Committee and management) at the January 30, 2003 meeting, the Board meeting of June 27, 2003 and the Board meeting of September 11, 2003.

In deciding to undertake the "going private" transaction at this time, as opposed to other times in the Company's operating history, the Board of Directors considered a number of factors (refer to "Purpose and Reasons for the Transaction").

After taking into account all of the benefits and disadvantages (refer to sections "SUMMARY TERM SHEET - WHAT ARE THE PRINCIPAL ADVANTAGES OF THE TRANSACTION?" and "Summary Term Sheet – What Are The Principal Disadvantages of the Transaction") of the Company's registration under the Exchange Act at the present time, the Board has concluded that the continued monetary and human resource expense of such registration is unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. The board believes that it is in the Company's best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Board reasonably believes that many shareholders, including unaffiliated shareholders, will welcome a "going private" transaction, because it will provide them with liquidity by allowing them to liquidate their investment for cash.

The "going private" proposal is being made at this time because the sooner the proposal can be implemented, the sooner the Company will cease to incur the expenses and burdens of being a public company, which are only expected to increase significantly. Also, the sooner shareholders that are to receive cash in this transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Purpose and Reasons for the Reverse Split

Because the Company has more than 300 shareholders of record and its common stock is registered under Section 12(g) of the Exchange Act, the Company is required to comply with the disclosure and reporting requirements under the Act. Because shareholders are not currently realizing many of the principal benefits of public ownership, the Board determined that the increasing costs of public reporting were not warranted as the Company's status as a public company places significant financial burdens and legal risks on the Company.

Historically, the legal and accounting costs associated with the creation and filing of the annual and quarterly reports (10-KSB and 10-QSB) and other filing obligations comprise a significant overhead expense (exceeding $60,000 annually). Also see, "Summary Term Sheet - What Are the Purposes of and Reasons for The Transaction?" These costs are expected to increase. Increased disclosures and imposed certifications required by the Sarbanes-Oxley Act have increased the company's reliance on professional assistance, therefore increasing costs. Shortened reporting deadlines being imposed in the near future are expected to again increase expenses associated with our audit and report preparation.

The Company's Board believes that it is in its best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Reverse Split has been unanimously approved by the Company's Board of Directors. The purpose is to take the Company private by reducing the number of shareholders of record to less than 300, thereby permitting shareholders holding fewer than 1,875 shares, including unaffiliated shareholders, to liquidate their shares at a fair value; and relieving the Company of the costs associated with being public and the required filing of periodic reports and other documents with the SEC.

The Board of Directors believes that, due to a lack of ready purchasers of Common Stock, there is essentially no market for the Common Stock and it is difficult for a shareholder to sell shares of Common Stock.

The Board also recognized the concerns of a large number of the Company's shareholders owning limited amounts of the Company's shares where there is no market or ability to liquidate. The Reverse Split will allow such shareholders to liquidate their holdings at a fair value. In addition, because of the small size of the Company, the essentially non-existent trading market, and the limited liquidity of the Common Stock, the Company has not been able to utilize the shares as a source of financing for its capital needs. For these reasons, the Company has not been able to realize the principal benefits of public ownership and because the Company's management does not expect any changes in this situation for the foreseeable future, the Board determined that the costs of remaining a public company were not warranted.

As a private company, the Company's management will be able to better focus their time and efforts on the operation of the Company's business.

The Board of Directors believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from the termination of registration of the Company's common stock include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the Company's private status; and reduced costs associated with word processing and preparing electronic filings in the EDGAR format prescribed by the SEC. In addition, the termination of the registration of the Company's common stock would permit the Company to avoid incurring the considerable expense associated with testing and documenting its internal controls, as would be required if the Company remained a public company. The Company also believes that there will be a significant reduction in audit and legal fees, and there will be additional savings in director and officer liability insurance once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. The termination of the registration of the Company's common stock is expected to effectively eliminate or at least substantially reduce many of these costs.

The Company also expects the Reverse Split to substantially reduce the costs of servicing shareholder accounts. The costs of printing and mailing materials to shareholders increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

Based on its experience in prior years, the Company believes that overall savings of at least $60,000 annually may be realized by "going private." This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate.

Shareholders, including unaffiliated shareholders, will benefit from the reverse stock split portion of the Transaction in that each shareholder owning less than 1,875 shares of Common Stock will receive in exchange for each share of Common Stock cash in the amount of $0.5695.

If the Reverse Split is approved and implemented using the proposed formula, the number of shareholders of record of the Company's common shares will be fewer than 300. The Company intends to terminate the registration of its common stock under the Exchange Act pursuant to Section 12 of the Exchange Act. Following the Reverse Split, the decision by the Company to terminate Exchange Act registration does not require shareholder approval and will not be voted on at the Annual Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company has less than 300 shareholders of record.

The Company's Board of Directors on September 11, 2003 approved, subject to approval by the Company's shareholders, a proposal to authorize the Board of Directors to effect the Reverse Split and the related Amendment to the Company's Articles of Incorporation at such time within 12 months subsequent to the Shareholder approval if the necessary funds can be arranged and the Board in its discretion believes that the consummation continues to be in the best interest of the Company and its shareholders.

Potential Disadvantages

Although the Company believes the Transaction will result in the benefits described above and elsewhere, several disadvantages should also be noted. The ownership interest of shareholders holding less than 1,875 shares will be terminated and such shareholders will not participate in the future growth or profits, if any, of the Company. The Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, which is not anticipated at this time.

After the Transaction, the Company will terminate the registration of its common stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

•	Vineyard will no longer be required to prepare and file, among other things, the following Exchange Act reports:

1) Quarterly reports on Form 10-Q

2) Annual Reports on Form 10-K

3) Proxy statements and annual reports to shareholders as required under the Exchange Act; and

4) Current reports on Form 8-K

•

The reporting requirements and restrictions of the Exchange Act and, significantly, the reporting provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders and ultimately determined that the Reverse Split was the preferred method. The Board of Directors considered the following alternative strategies:

Issuer Tender Offer.

The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the Reverse Split, and these costs could be significant in relation to the value of the shares purchased because there could be no certainty that a significant number of shares would be tendered. Because an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Board did not address or consider potential purchase prices to be offered in an issuer tender offer.

Purchase of Shares in the Open Market.

Attempting to purchase shares in the open market was a reasonable strategy alternatively to the reverse stock split. However, the shareholders holding only the fewest shares would have been the exclusive candidates for purchase, because these small shareholders would need to be “bought out” to reduce the total number of company shareholders below the 300-shareholder threshold. The large number of shareholders who own less than 1,875 shares is disproportionately higher than the number of shareholders holding more than 1,875 shares ( 700 shareholders own 1,875 or less and 294 own more than 1,875 shares). These shareholders have exhibited the most apathy regarding their position in the company, and the Board of Directors simply made a strategic business decision in favor of the reverse stock split to fairly accomplish reducing the number of shareholders.

Liquidation.

The Board also considered an orderly liquidation of the Company and distribution of the net proceeds. In its discussion, the Board assumed that Vineyard would be able to sell its assets for no more than net book value and would incur costs in doing so. Furthermore, given the need to sell all of the Company's properties within a relatively short period of time in the context of a full liquidation, the Company's management estimated that it is likely that the prices that would be received for the assets would be lower than $0.5695 per share in a fire-sale or liquidation type of sale.

The Board determined that a liquidation of the Company was not appropriate at the present time because, based on management’s estimate that the net book value per share (refer to the section titled "FINANCIAL INFORMATION") is the "best case" scenario for liquidation purposes, the Reverse Split will result in a payment to the fractional holders of a higher price per share than would result from a liquidation. Shareholders holding more than 1,875 shares, subsequent to approval and execution of the proposed Reverse Split followed immediately by the Forward Split, will remain unaffected by the Transaction. The Board did not perform any quantitative analysis to determine a specific "going concern" value for Vineyard, as the Board believed that the value determined in the fair market valuation completed by Schaffner, Knight , Minnaugh and Company, P.C. reflected any incremental value attributable to the Company as a going concern. Accordingly, the Board did not believe that incurring additional expense to perform separate quantitative analysis regarding going concern valuation was necessary or worthwhile. In addition, due to recent losses and downward trending liquidity of the Company, the Board concluded that its going concern value clearly would not exceed the cash-out price. Based on all of the foregoing, the Board determined that it did not appear practical or fair to all shareholders, including unaffiliated shareholders, to liquidate.

Merger or other Business Combination.

The company had two separate discussions with other companies to explore the potential for merger. Vineyard was approached in 2000, with a tentative offer of between $0.11 and $0.25 per share. The Board considered this tentative offer to be unacceptable because the offer price was below what the Board believed to be a fair price. The fairness was compared to an estimated liquidated per share value of at best $0.30 to $0.35 per share. The company was also approached in 1998, with a tentative offer whereby a non public company would create shares in their entity, and issue one share for each two of our shares, to effect a merger/sale. This company's valuation of its "to be created" shares was based upon forward-looking projections and not on commonly accepted valuation methods. The Board rejected the tentative offer at a Board meeting held shortly after the offer was made. The discussion centered on the speculative nature of the value given to the nonpublic company, and the poor quality of the business plan presented. Specifically, little or no basis for potential income was given.

The Board has not received, negotiated or discussed any other offers to buy the company in the past ten years.

To approach a similar company, at this time, to pursue merger negotiations, was thought to be entering into a situation where our company's size and further depleted reserves would result in bargaining from a position of weakness.

Furthermore, the fractional holder, who will receive a cash payment from the proposed Transaction, will immediately benefit from the sale of their stock.

The possibility that a third party would offer a fair value to the Company's shareholders was, in the view of the Board, remote. Current conditions in our area of the oil and gas market severely limit the universe of potential merger or acquisition candidates. Vineyard's oil and gas wells are located primarily within Erie County, Pennsylvania and Chautauqua County, New York. This grouping of wells, along with the associated gathering pipelines, could only strategically fit with companies who have gas and oil wells proximate to Vineyard's wells. The Company's gas marketing business segment, is a specialized enterprise commonly separate and distinct in our industry. Finding a company that specializes in gas marketing and equity production, that is located within or near our production field, makes suitable acquisition candidates even more unlikely. This would leave the Company the option of segmenting the business segments and offering them for sale, but again, to a limited universe of candidates.

Maintaining the Status Quo.

The Board considered the alternative of taking no action. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Board believes that taking no action at this time is not in the best interests of the Company. The Company estimates that at least $60,000 of additional annual expenses may continue to be incurred if the Company continues to be a reporting company under the Exchange Act. This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules. The Company is not able to estimate at this time the costs of full compliance with all of the proposed and issued rules related to the Sarbanes-Oxley Act of 2002, but expects significant increases.

The Board of Directors believes that all parties are served by efficiently allowing the company to employ its unique combination of energy related assets, while not having to bear the costs of being public. At the same time, the smallest shareholders ("fractional holders") are given cash for their shares at a value consistent with fairness and devoid of liquidation, time value and other costs.

Fairness of the Proposed Reverse Split

The Board of Directors believes that:

•	The Reverse Split is fair to, and in the best interest of , Vineyard and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out; and

•	The process by which the Reverse Split is to be approved is fair to Vineyard and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out.

In deciding upon the fairness of the Reverse Split, the Board of Directors gave consideration to numerous factors, including those described in "Purpose and Reasons for the Reverse Split." In reaching its conclusion, the Board did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors may have given differing weights to different factors.

At its meeting on September 11, 2003, the Board first considered whether it was in the best interest of Vineyard and its shareholders to engage in a transaction to reduce the number of shareholders in order to terminate Vineyard's status as a reporting company under the Exchange Act. The Board considered the following positive factors in determining that it was in the best interests of Vineyard and its shareholders to engage in the Reverse Split:

•

Vineyard and its shareholders receive little benefit from Vineyard being a public company because of Vineyard's small size, the lack of analyst coverage and the very limited trading in Vineyard's stock.

•

Terminating Vineyard's registration under the Exchange Act and reducing the number of shareholders would reduce Vineyard's annual out-of-pocket expenses by approximately $60,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions.

•	Small shareholders would receive cash for their interests in any Reverse Split without payment of disproportionately high brokerage costs.

•

Coupling the Reverse Split with the Forward Split would limit the disruption caused to the holders of 1,875 or more shares of Common Stock who are not being cashed out in the Reverse Split by avoiding the requirement that such shareholders forward their stock certificates to Vineyard in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock.

The Board considered the following negative factors in determining whether the Reverse Split was in the best interest of Vineyard and its shareholders to terminate the registration of Vineyard's Common Stock under the Exchange Act:

•	Information regarding Vineyard that would be available to its shareholders would be reduced as a result of the termination.

•

The ability of shareholders of Vineyard to engage in transactions in Vineyard stock in public markets may be reduced. However, based on the historically low trading volume, this factor would have a limited impact on the shareholders.

•

Shareholders would lose certain protections currently provided under the Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Exchange Act.

•	Vineyard would incur costs in engaging in the Reverse Split.

After consideration of these factors, the Board of Directors determined that the benefits of terminating Vineyard's registration under the Exchange Act outweighed the detriments to Vineyard and its shareholders, including unaffiliated shareholders that are not cashed out in the Reverse Split.

After considering several different forms of transactions (refer to "Alternatives Considered by the Board of Directors" above) at its meeting on September 11, 2003, the Board determined to conduct the Reverse Split followed by the Forward Split in order to ensure that Vineyard would have fewer than 300 shareholders of record, which is necessary to terminate the registration of the Common Stock under the Exchange Act, and to minimize the disruption to shareholders not being cashed out. The Board considered the fact that small shareholders would not have a choice as to whether to sell their shares in this form of transaction, but also took into account that the economic interests represented by their shares were very small and that such holders could remain shareholders if they so desired by increasing their share ownership to 1,875 shares. Consideration was also given to a shareholder’s ability to increase their share ownership. The Board’s and management’s experience suggest that the limited trading for the Common Stock is predominately due to the lack of “buyers” of Common Stock and not a lack of “sellers” of

Common Stock. The Board is confident that any shareholder desiring to increase their shares of Common Stock would have a reasonable ability to do so.

The Board selected 1,875 shares as the ownership minimum because it would ensure that, after completion of the Reverse Split, the number of record shareholders would be fewer that the 300 shareholder threshold necessary to terminate registration with the SEC, it would substantially reduce the number of shareholders of record of Vineyard and it would require the repurchase of a relatively small number of shares (approximately 505,682 shares, or 9.5% of Vineyard's outstanding shares).

Opinion of Schaffner Knight Minnaugh & Company, P.C.

In early 2003, the Board of Directors of the Company retained Schaffner Knight Minnaugh & Company, P.C., 1001 State Street, Suite 1300 Erie, PA 16510, Telephone (814) 454-1997 (the “Firm") to render an opinion, from a financial viewpoint, on a range of proposed purchase prices for fractional shares of the Company to be acquired in the proposed going private transaction ("Opinion"). In requesting the Firm's fairness opinion, the Board did not give any special instructions or impose any limitations upon the scope of the investigations that the Firm considered necessary to enable it to deliver its Opinion.

The Board received an Opinion, dated August 4, 2003, from the Firm, relating to the fairness of the consideration to be offered to shareholders. Because a significant amount of time passed from receipt of the original Opinion from the Firm, the Board requested an update as of September 30, 2003, which was received on January 8, 2004 and once again as of September 30, 2005, received on December 20, 2005. The updated Opinion stated a fair value in the amount of $0.5695 per share of the outstanding shares of common stock. After reviewing the updated evaluation and discussing any potential modifications or changes to the fair value opinion, the Board adopted the opinion and deemed the amount of $0.5695 per share to be fair to the shareholders, including unaffiliated shareholders. In determining the fairness of this Opinion to all shareholders, including unaffiliated shareholders, the Board considered the following factors:

•

The Firms’ Opinion is independent of any affiliated involvement, primarily meaning that the firm and its representatives are not shareholders of Vineyard or the firm and its representatives would not benefit from the outcome of the valuation, outside of the agreed upon compensation for their services.

•

All financial information obtained from the Company and utilized by the Firm was of at least “reviewed” quality, meaning that an independent auditing firm reviewed the Company’s financial statements for accuracy and completeness. The Company has limited internal accounting capabilities and relies heavily on its outside auditors to conform Company generated financial statements to applicable accounting standards. Accordingly, the Board believes that only financial statements reviewed by the Company’s independent auditing firm form a proper basis for a valuation. The Board was in agreement that the valuation would be based on financial statements included in the Company’s most recent public filing. This meant that the financial information was reviewed by a independent auditing firm and ensured the financial statements accuracy and adequacy for a consistent and would form an appropriate basis for a valuation of the company.

The Board’s intention is to move forward with the Reverse Split and the Forward Split immediately upon shareholder approval and does not anticipate any considerable length of time to elapse between shareholder approval and execution of the proposed Transaction. However, should a significant amount of time elapse or the Board determine that a material change has occurred to the company’s financial position, the Board consistent with its fiduciary duties to its shareholders, would request an updated valuation and re-solicit shareholders for approval of the new amount of consideration.

The following individuals represented the Firm in relation to the valuation report. Their qualifications are as follows:

James A. Schaffner, CPA, CVA

•	Managing Principal of the firm
•	Certified Public Accountant - 1971
•	Certified Valuation Analyst - 1998

Daniel E. Sloppy, CPA, CVA, MBA

•	Manager
•	Certified Public Accountant - 1991

•	Certified Valuation Analyst - 1999

The value to be determined is fair value as of the valuation date. Fair value is the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts, but will not consider premiums or discounts for control, minority interest, or lack of marketability.

The Opinion of fair value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing is then combined with informed professional judgment to produce a reasonable opinion of fair market value.

The Firm has no present or contemplated financial interest in Vineyard. Their fees for this evaluation, were based upon normal billing rates, and are in no way contingent upon the results of their findings. The Firm has no responsibility to update the Opinion for events and circumstances occurring subsequent to the date of the Opinion.

The Opinion has been prepared for the specific purpose of valuing the Common Stock in conjunction with the Reverse Split and is intended for no other purpose. The Board, and not the Firm, ultimately determined the amount of consideration to be paid.

The Firm chose the Net Asset Value Method as the method of valuation. Several other methods were considered but not used, as follows:

Income and Cash Flow Methods

Due to the Company’s reported losses during the valuation period and the Company’s inability to predict future earnings and cash flows, methods such as the capitalization of earnings, capitalization of cash flow, discounted earnings and discounted cash flow would either not result in an indicator of fair value or could not be calculated.

Recent Sales of Company Stock

In May of 2002, certain members of the Board of Directors sold the equivalent of 19.8% of the outstanding Common Stock at $0.40 per share to Sabre Oil and Gas. Presently Sabre is the Company’s largest shareholder. This transaction was the only one of significance during the valuation period.

The Firm believes that this transaction was not necessarily based on the fair value of the Common Stock at that time. Sabre has a business relationship with the Company and may have viewed this investment as a strategic acquisition. In addition, a formal valuation of the Company as the date of the transaction was not performed.

Publicly-Traded and Privately-Held Guideline Companies Method

In the valuation of Vineyard, the Firm considered using valuation ratios derived from publicly traded guideline comparisons and sales of privately held guideline companies. However, they were unable to identify a sufficient number of guideline companies that are similar to Vineyard.

The Net Asset Value Method is simply defined as calculating the total assets of a company less all its liabilities and is usually expressed on a per share basis. This per share basis is calculated by dividing the determined value by the amount of outstanding shares. In utilizing the Net Asset Value method several "balance sheet" items were adjusted to better represent a fair market value. Real Estate was increased $225,204 to reflect a recent appraised value of the property. The real estate owned by the Company was appraised as of January 10, 2001 at $425,000. In the absence of an appraisal subsequent to that date, the firm relied on the January 10, 2001 appraisal for the valuation report. Oil and Gas Properties (Assets Held for Sale) were adjusted upward by $573,967 reflecting a recent purchase offer obtained by the company.

These adjustments assisted the Firm in offering its Opinion that a reasonable estimate of the Fair Value of the common stock of Vineyard as of March 31, 2003 was $1,876,112, or $0.3568 per share, based on 5,257,618.5 common shares issued and outstanding. An update of the evaluation completed on January 8, 2004 as of September 30, 2003 increased the Fair Value of the common stock of Vineyard to $2,211,088, or $0.4205 per share, based on 5,257,618.5 common shares issued and outstanding. Once again, an update of the evaluation on December 20, 2005 as of September 30, 2005 increased the Fair Value of the common stock of Vineyard to $2,994,222 or $0.5695 per share.

Taking a closer look at the current fair value as of September 30, 2005 of $2,994,222, it was calculated by subtracting $8,025,281 of total liabilities from total assets of $11,019,503. Total assets consists of three categories; Current, Fixed and Other Assets. Current Assets, totaling $8,668,293 includes predominately cash and accounts receivable. A small portion, less than $200,000, consists of inventory and prepaid expenses. Fixed assets, including the $425,000 assumption for the company’s real estate, totaled $1,300,877. Lastly, Other Assets of $1,050,333 include the selling price of the oil and gas properties and the company’s valued ownership in a pipeline company. Liabilities consist of two categories, Current and Long Term Liabilities. Current Liabilities totaled $7,904,221 and are predominately made up of trade payables. Long term liabilities consists only of a well plugging reserve ($40,280) established for some existing oil and gas properties of the company.

Comparing the evaluations, each update included an increase in value. With no changes in the amount of outstanding shares, the increase in value was the result strictly of balance sheet changes. The most significant changes occurred to the cash, accounts receivable and accounts payable balances. In all cases, the cash and accounts receivable balances (current assets) are greater than the accounts payable balance (current liabilities) resulting in a positive value. In the latest valuation (as of September 30, 2005), this difference was at its greatest, resulting in an increased value. This increase in value, attributable predominately to the three accounts mentioned, is directly related to the operations of the company. Improvement in collections, operating margins and controlling expenses would all have positive effects on these accounts and eventually the calculated fair value. Management is confident that all three played a role in the value increases. Calculating each ones particular influence on the increased value is far more difficult, but understanding that all three improvements are related, make their individual influence insignificant.

The only instructions to the Firm from Vineyard were to base the evaluation on financial statements included in the Form 10-QSB as of March 31, 2003 and updated as of September 30, 2003 and as of September 30, 2005. Vineyard imposed no limitations on the firm related to the scope of their investigation. The evaluation used during this Transaction process will be reviewed and updated, in consultation with Schaffner Knight Minnaugh & Company, P.C., the authors and Gorzynski, Uglow and Farrell (the Company's auditors) and the Board of Directors.

The Board considered the Firm to be qualified to render an Opinion with regard to the fairness of the proposed transaction. The Company has not had any material relationship with the Firm other than the engagement to render the Opinion with regard to the proposed transaction and no other relationship is contemplated. Schaffner Knight Minnaugh & Company, P.C. has been compensated for such Opinion in the amount of $18,500 plus reasonable out-of-pocket expenses.

The full text of the Firm's appraisal, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by the Firm, is available for inspection and copying at our principal offices during our regular business hours by any interested equity security holder of Vineyard or representative who has been so designated in writing. We will provide a copy of the Firm's appraisal to any interested equity security holder or representative who has been so designated in writing upon written request to us at the expense of the requesting shareholder. The full text of Schaffner Knight & Minnaugh's appraisal is also included as an exhibit to the Schedule 13E-3 (File No. 5-43858) filed by the Company with the Securities and Exchange Commission.

Additional Factors Considered in Determining the Fairness of the Reverse Split

The Board of Directors considered the following additional factors in determining that the proposed Reverse Split is fair to Vineyard and its shareholders, including unaffiliated shareholders:

•	The Transaction was unanimously approved by the Board of Directors of Vineyard, including all of the directors who are not employees of Vineyard.

•

The Reverse Split is not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board determined that any such voting requirement would usurp the power of the holders of a majority of Vineyard's outstanding shares. The Reverse Split is structured to affect the minimum number of shareholders necessary to permit the Company to terminate its Exchange Act registration. The Reverse Split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders and, with the exception of unaffiliated shareholders who will be cashed-out in the Reverse Split (who will be treated differently from affiliated shareholders and other unaffiliated shareholders), it does not have that effect. Due to the high level of alignment of interests between affiliated shareholders and a majority in interest of unaffiliated shareholders, the Board believes that obtaining the approval of a majority of unaffiliated shareholders was not necessary to ensure the fairness of the Reverse Split to unaffiliated shareholders.

•

No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Reverse Split proposal or preparing a report covering the fairness of the Reverse Split was retained by Vineyard or by a majority of directors who are not employees of Vineyard. For the reasons set forth in the preceding bulleted paragraph, and due to the measures taken by the Board to ensure the fairness of the Reverse Split to the unaffiliated shareholders, the Board believes that obtaining an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of negotiating the Reverse Split or preparing a report covering the fairness of the Reverse Split proposal was not necessary to ensure the fairness of the Reverse Split to unaffiliated shareholders.

•	No provision was made by Vineyard to grant unaffiliated shareholders access to the corporate files of Vineyard or to obtain counsel or appraisal services at the expense of Vineyard.

Based upon all of the factors described above and the reasons for the Reverse Split set forth in "Purpose and Reasons for the Reverse Split" above, the Board of Directors believes that the transaction is fair to, and in the best interest of, Vineyard and its shareholders, including unaffiliated shareholders, and the Board of Directors believes that the process by which the Reverse Split has been approved is fair to Vineyard and its shareholders, including unaffiliated shareholders.

Fairness to Remaining Shareholders

The Board of Directors considered several factors in determining that the proposed Reverse Split is fair to those shareholders that will remain after the Reverse Split because they owned 1,875 or more shares prior to the Reverse Split. Although the Reverse Split will result in the loss of the protections of the Securities Exchange Act of 1934 for these shareholders, the Board determined the Reverse Split was fair to such shareholders for the following reasons:

•

Historical data indicates that the Common Stock trades on a very infrequent basis. In addition, Vineyard and its shareholders currently receive little benefit from Vineyard being a public company because of Vineyard's small size, the lack of analyst coverage and the very limited trading in Vineyard's stock. Therefore, the Board believes that the impact of the proposed Reverse Split will be very limited to the remaining shareholders' ability to trade their Common Stock.

•

Terminating Vineyard's registration under the Exchange Act and reducing the number of shareholders would reduce Vineyard's annual out-of-pocket expenses by approximately $60,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. Remaining shareholders would be able to share in the benefits of the reduced costs to Vineyard.

•

As previously indicated, effecting the Forward Split immediately following the Reverse Split will limit the disruption caused to the holders of 1,875 or more shares of Common Stock who are not being cashed out in the Reverse Split.

Certain Effects of the Proposed Reverse Split on The Company's Shareholders

Interests of Certain Persons

Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Common Stock prior and subsequent to the proposed Reverse Split. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Stock before and after the proposed Reverse Split. Holders of fewer than 1,875 shares of Common Stock will no longer have any ownership rights in the Company after the Reverse Split is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.

Financial Effect. The total number of fractional shares to be purchased is estimated to be 505,682 at a total cost of $287,987. Cash payment for the transaction will come from the Company's available cash balances. Cash balances of $3,623,498 at September 30, 2005 (see Form 10-Q as of September 30, 2005, previously filed January 26, 2006) are more than sufficient to cover the costs of the transaction. Management considered the possible sale of the Company's unproduced natural gas reserves and related wells or the mortgaging of these assets to secure a borrowing of all or a portion of the funds necessary to complete the Reverse Split. However, the Company now has a binding offer to purchase such assets, subject to shareholder approval, (see Proposal #2 AMENDMENT OF BYLAWS) and it does not intend to borrow the funds.

The proposed Transaction will not affect the par value of the Company's common stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to Common Stock will be reduced in proportion to the Reverse Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected.

The Company will pay all of the expenses related to the Transaction. The Company reasonably estimates that the expenses of the proposed Transaction will be as follows:

SEC filing fees	$50
Legal fees	15,000
Accounting fees	1,500
EDGAR filing preparation fees	1,500
Valuation fees	18,000
Printing and Mailing costs	3,000
Other	2,000

Total	$ 41,050
========

Termination of Exchange Act Registration of New Common Stock.

The proposed Reverse Split will affect the public registration of the Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of both of the Reverse Split and the Forward Split by the shareholders. The Company may terminate registration under the Exchange Act if the Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be prepared, mailed and furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.

With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the Common Stock under the Exchange Act; executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Directors and Officers. The current directors and officers of the Company will remain the directors and officers of the Company immediately following the effectiveness of the Transaction.

Exchange of Fractional Share Certificates for Cash

If the shareholders approve the proposed Reverse Split and the proposed Forward Split, the Board of Directors of the Company will have authority to file an Amendment to the Articles of Incorporation with the Secretary of State to effect the Reverse Split. The Reverse Split will become effective on the date the Certificate of Amendment is filed with the Secretary of State (the "Effective Date"), or such later date as is specified in the filing.

As soon as practicable after the Effective Date, each holder of a certificate or certificates (“Certificates”) which immediately prior to the effective time of the Reverse Split evidenced outstanding shares that appear, based on information available to Vineyard, to have been converted into the right to receive a cash payment will be furnished with a letter of transmittal. The transmittal letter will include the Company instructions for the surrender of such Certificates to the Company. The Letter of Transmittal will need to be completed and returned to the Company with such Certificates. As soon as practicable after the surrender to the Company of any certificates, together with a duly executed Letter of Transmittal and any other documents the Company may specify, the

Company shall deliver to the person in whose name such Certificates have been issued, cash for fractional shares and the Certificates will be canceled.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the Reverse Split represented any shares of Existing Common Stock.

No certificates or scrip representing fractional shares of Common Stock shall be issued in connection with the Reverse Split. Instead, each shareholder owning less than 1,875 shares of Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $0.5695.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM VINEYARD. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE REVERSE SPLIT IS COMPLETED.

Market for Common Stock and Dividends

Market and Value of Common Stock

There is no established public trading market for Vineyard's common stock. Vineyard's common stock is traded privately on a sporadic basis principally in the Northwestern Pennsylvania area.

Dividends

No cash dividends were declared during fiscal years 2003 and 2004 or during the first, second or third quarter of 2005. Vineyard does not anticipate declaring a dividend in fiscal year 2005 or in the near future.

Vote Required

Approval of the proposed Transaction will require approval by a majority of the shares of Existing Common Stock that was outstanding on the date of record. Accordingly, the Reverse Split will be approved if at least 2,628,810 shares of Existing Common Stock, or more than 50% of the 5,257,618.5 outstanding shares of Existing Common Stock (net of treasury shares) are voted in favor of the Transaction.

As of the record date, the executive officers and directors of Vineyard beneficially owned a total of approximately 28% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of Vineyard has advised of their intention to vote their shares in favor of the Transaction.

Voting Procedures and Revocability of Proxies

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date, there were 5,325,562.5 outstanding shares of Existing Common Stock, but 67,944 are held in treasury. Each outstanding non-treasury share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to vote for or against any proposal to be considered at the Annual Meeting or abstain from voting on any proposal if the shareholder chooses to do so. The proposed Transaction and the Amendment to the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 1.

PROPOSAL NO. 2

AUTHORIZATION OF A 1,875 FOR 1 FORWARD STOCK SPLIT OF OUR COMMON STOCK

You are being asked in Proposal No. 2 to vote for a proposed amendment to the Company's Articles of Incorporation ("Amendments") which will grant to the Board of Directors the authority to eliminate the authorized but unissued preferred stock and to effect a 1,875-for-1 forward stock split of the Common Stock held by holders of record of 1,875 or more shares of Common Stock immediately prior to the Reverse Split. The Forward Split will only be effected if. If the Proposal is approved by the Shareholders and the Reverse Split also has been approved by the Company’s shareholders and effected, the Board may at any time within 12 months following approval, authorize the filing of the Amendment to the Company's Articles of Incorporation which shall read as follows:

Forward Split.	To effect the Forward Split, Article 5 of the Company's Articles of Incorporation shall be amended and restated to read as follows:

"5. As of the Effective Date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, the fifth Article of the Articles of Incorporation of Vineyard Oil & Gas Company shall be amended to provide that every 1 share of common stock shall without further action by this Corporation or the holder thereof be changed into and automatically become 1,875 shares of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation. The aggregate number of shares which the Corporation is authorized to issue is 15,000,000 shares of common stock with no par value and all references to Preferred Stock in the Fifth Article shall be eliminated."

Vote Required

Approval of the proposed Forward Split will require approval by a majority of the shares of Existing Common Stock that was outstanding on the date of record. Accordingly, the Forward Split will be approved if at least 2,628,810 shares of Existing Common Stock, or more than 50% of the 5,257,618.5 outstanding shares of Existing Common Stock (net of treasury shares) are voted in favor of the Forward Split.

As of the record date, the executive officers and directors of Vineyard beneficially owned a total of approximately 28% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of Vineyard has advised of their intention to vote their shares in favor of the Forward Split.

Voting Procedures and Revocability of Proxies

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date, there were 5,325,562.5 outstanding shares of Existing Common Stock, but 67,944 are held in treasury. Each outstanding non-treasury share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to vote for or against any proposal to be considered at the Annual Meeting or abstain from voting on any proposal if the shareholder chooses to do so. The proposed Forward Split and the Amendment to the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3:

AMENDMENT OF BYLAWS

In Proposal No. 3, the Shareholders are being requested to authorize the amendment of the Company's Bylaws. The Bylaws of the Company currently provides in Article II, Section 14 as follows:

"All sales of unproduced natural gas by the Company is limited to ten (10%) percent of the then-existing proven, recoverable reserves of the Company in any calendar year, unless prior Shareholder approval has been obtained."

With regard to Amendments to the Company's Bylaws, Article VIII, Section 1 provides as follows:

"These Bylaws may be altered, amended or reported by majority vote of the Shareholders entitled to vote thereon at any regular or special meeting duly convened after notice to the Shareholders of that purpose or by a majority vote of the members of the Board of Directors at any regular or special meeting duly convened after notice to the Directors of that purpose, subject always to the power of the Shareholders to change such action by the Directors."

The Board of Directors is requesting the Shareholders’ approval for the removal of Article II, Section 14 from the Bylaws. This will remove the restriction on the Board's ability to sell unproduced natural gas. The Board will be able to sell all or any portion of the Company's unproduced natural gas on terms and conditions as are most beneficial to the Company and Shareholders without further Shareholder approval.

It is the present intention of the Board of Directors to either sell all or part of the Company's unproduced natural gas.

PROPOSAL NO. 4:

ELECTION OF DIRECTORS

The by-laws of the Company provide for a Board of Directors composed of seven (7) directors. Directors are elected to staggered three (3) year terms, with the term of three directors expiring next year, the term of two directors expiring the following year, and so on. The Company did not hold an annual meeting in 2003 or 2004, therefore all three groups of Directors have expired, requiring reelection by shareholder vote. In an attempt to keep the three staggered terms in place, as required by the by laws, all Directors standing for reelection will be elected into their original terms.

The class of Directors whose terms expired in 2003 consists of two Directors. Eric Johnson resigned from the board on December 1, 2003 and will not stand for reelection. Early in 2004, the Board of Directors appointed Daryl A. Sobol to fill the vacancy created by Eric Johnson’s resignation. The by-laws of the Company stipulate that any appointee stand for election and the person elected at the Annual Meeting will serve the term which will expire on the date of the term of the Director whose vacancy necessitated the replacement. Therefore, the Board of Directors has nominated Robert Garfield and Daryl A. Sobol as the candidates to stand for election for two seats with a term expiring 2006.

The next class of Directors whose terms expired in 2004 consists of three Directors. In November of 2005, Jim MacFarlane respectfully declined to run for another term and will not stand for reelection. The Board of Directors recommended Stephen Millis to replace Jim MacFarlane. Therefore, the Board of Directors has nominated William Fustos, Dave Stetson and Stephen Millis as the candidates to stand for election for three seats with a term expiring 2007.

The last class of Directors whose terms expire in 2005 consist of two Directors. Both Directors have expressed willingness to serve for another term. Therefore, the Board of Directors has nominated James Concilla and Robert Long as the candidates to stand for election for two seats with a term expiring 2008.

The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event any nominee is unable or declines to serve as a Director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Shareholders have cumulative voting rights with respect to the election of directors and there are no conditions precedent to the exercise of the right to cumulate votes for directors.

NOMINEES TO THE BOARD OF DIRECTORS

Three-year terms, each share of common stock is entitled to cast seven (7) votes for the election of directors for a three-year term.

Terms expiring in 2006

		Director	Principal
Name	Age	Since	Occupation

Robert Garfield (1)	65	2000	Independent Broker
10299 W. Main Rd			Garfield, Inc.

North East, PA 16428

Daryl A. Sobol (1)	37	Stands for	Controller
301 Brush Creek Road		Election	East Resources, Inc
Warrendale, PA 15086

Terms expiring in 2007

		Director	Principal
Name	Age	Since	Occupation

William Fustos (2)	45	2002	Vice President
301 Brush Creek Road			East Resources, Inc

Warrendale, PA 15086

David Stetson (3)	45	1998	President and Co-Owner
10730 W. Main Rd	Stetson Brothers
North East, PA 16428	Hardware, Inc.

Stephen Millis (4)	47	Stands for	President
10299 West Main Rd		Election	Vineyard Oil & Gas
North East, PA 16428			Company

Terms expiring in 2008

		Director	Principal
Name	Age	Since	Occupation

Robert Long (5)	48	2002	Exec. Vice President
301 Brush Creek Road			East Resources, Inc

Warrendale, PA 15086

James Concilla (6)	66	1978	Former President
10299 West Main Rd			of Vineyard Oil & Gas
North East, PA 16428			Company (Retired)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AFOREMENTIONED NOMINEES LISTED AS STANDING FOR ELECTION IN 2005.

The members of the Board who are not standing for election at this year's annual meeting are set forth below

		Director	Principal
Name	Age	Since	Occupation
James MacFarlane	41	1993	President
1183 East Main Street		MacTech Mineral
Bradford, PA 16701		Management

(1)	Mr. Robert Garfield and Mr. Daryl Sobol beneficially owned no shares of common stock of the Company as of the record date.

(2)	Mr. William Fustos beneficially owned no shares of common stock of the Company as of the record date.

(3)	Mr. David Stetson beneficially owned 81,487.5 shares of common stock of the Company as of the record date, which constituted 1.5% of the shares issued.

(4)	Mr. Stephen Millis beneficially owned 322,650 shares of common stock of the Company as of the record date, which constituted 6.0% of the shares issued.

(5)	Mr. Robert Long beneficially owned 1,043,710.63 shares of common stock of the company by virtue of his
50% ownership of Sabre Oil and Gas, Inc., representing 19.8% of shares issued, as of the record date.

(6)	Mr. James Concilla beneficially owned 7,162.5 shares of common stock of the company as of the record date, which constituted 0.1% of the shares issued.

The educational background and work experience for the last five (5) years of each of the Directors or Nominees is as follows:

Robert L. Garfield

Mr. Garfield was appointed as a Director in August 2000. Mr. Garfield is an independent broker of gas and electricity. Previously Mr. Garfield served as Vice President of Kidder Exploration, Inc. from 1989 until their 1993 sale to National Fuel Resources. Prior to that, Mr. Garfield served as the President of

Environ Securities, a subsidiary of Envirogas, Inc. from 1982 to 1989. In addition, Mr. Garfield held several Executive positions with Security Peoples Bank, Erie, PA from 1969 to 1982. Mr. Garfield has a Bachelor of Science Degree from Grove City College, Grove City, PA. Mr. Garfield is a member of the Wage and Bonus Committee.

Daryl A. Sobol

Mr. Sobol stands for election to the Board. Mr. Sobol is the Controller of East Resources, Inc. Mr. Sobol graduated from Duquesne University with a Bachelors degree in Accounting in 1990 and also attended Duquesne University School of Law from 1990 to 1993, passing the Pennsylvania Bar Exam in July of 1993.

William Fustos

Mr. Fustos has been a director of the Company since his appointment in July of 2002 and has succeeded Mr. MacFarlane as Board Chairman. Mr. Fustos is also Chairman of the Executive Committee. Mr. Fustos is the Chief Operating Officer of East Resources, Inc. of Warrendale, Pennsylvania. He is a 1979 graduate of Penn State University and is a registered Petroleum Natural Gas Engineer. Mr. Fustos is a member of the Society of Professional Engineers.

David H. Stetson

Mr. Stetson was elected to the Board in 1998 and is a member of the Executive and Audit Committees. Mr. Stetson is the owner and President of Stetson Brothers, Inc., a retail hardware store in North East, PA.

Stephen B. Millis

Mr. Millis has been employed with Vineyard Oil & Gas Company since 1980 and appointed as President in May of 2000. Mr. Millis is a 1980 graduate of Gannon University and holds a Bachelor of Arts Degree.

Robert H. Long

Mr. Long has been a director since 2002 and a member of the Executive Committee. Mr. Long is the Executive Vice President of East Resources and the Vice President of Sabre Oil & Gas, Inc. Mr. Long graduated from Alford University in 1973 and holds an Associates Degree in Civil Engineering. Mr. Long is a certified Professional Landman and is a member of the American Association of Professional Landmen.

James J. Concilla

Mr. Concilla, founder of the Company, retired as Board Chairman and Company President in April of 2000. Mr. Concilla has been a Director and Officer of the Company since its organization in 1978 and currently is a member of the Wage and Bonus Committee. Mr. Concilla has a Bachelor of Science degree from Edinboro University and a Masters Degree in Mathematics from the University of the State of Pennsylvania.

PROPOSAL NO. 5:

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with the requirements of the Securities Exchange Act of 1934, the Board of Directors is required to select independent public accountants as auditors of the Company for 2003, 2004 and 2005 subject to ratification or rejection by the shareholders.

The fees for professional services rendered for the audit and review of the Company’s annual and quarterly financial statements for the fiscal year ended December 31, 2004 were $30,000 and $8,250, respectively and fees for other services rendered by the Company’s auditors for the fiscal year ended December 31, 2004 were $10,500.

The firm of Gorzynski, Uglow and Farrell, P.C., served as independent public accountants for the Company for the fiscal years ended December 31, 2003 and 2004. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented at the Annual Meeting to ratify the selection of Gorzynski, Uglow and Farrell, P.C., by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2005, and to perform other appropriate services. In the event the shareholders fail to ratify the selection of Gorzynski, Uglow and Farrell, P.C., the Board of Directors would reconsider such selection.

A representative of Gorzynski, Uglow and Farrell, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE

AFOREMENTIONED PROPOSAL REGARDING RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.

OFFICER AND DIRECTOR COMPENSATION

Compensation paid by the Company to Officers and Directors during calendar year 2004 was as follows:

Name and Principal Position	Salary	Commissions	Bonus	Other

William Fustos	$12,000	0	0	0

Chairman of the Board

James M. Reynard	$48,654	0	0	0

Treasurer/Secretary

Stephen B. Millis (1)	$88,269	0	0	0

President

(1)	Mr. Stephen Millis is given the use of a Company vehicle for Company business.

No officer received any other non-cash compensation during the year ended December 31, 2004, other than health insurance, which all full-time employees of the Company are entitled to receive.

Directors are paid $150 for each meeting of the Board of Directors at which the director was present. In addition, directors attending Executive, Wage/Bonus and/or Audit Committee meetings are also paid $150 per meeting.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth the number and percentage of shares of common stock owned by (a) each person who, to the knowledge of the Company, is beneficial owner of 5% or more of the outstanding shares of common stock, (b) each of the Company's present Directors and nominees, and (c) all of the Company's present officers and Directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Names and Address	Number of Shares	Percentage of Class

Sabre Oil & Gas	1,043,710.63	19.8%

c/o Robert H. Long

301 Brush Creek Road

Warrendale, PA 15086

Stephen B. Millis	322,650	6.0%

11370 Martin Road

North East, PA 16428

David H. Stetson	81,487.5	1.5%

10730 West Main Road

North East, PA 16428

James J. Concilla	7,162.5	0.1%

20 Blaine Street

North East, PA 16428

Note: Directors Fustos, Sobol and Garfield are not shareholders. Mr. Robert Long owns 50% of Sabre Oil and Gas, Inc. which owns 1,043,710.63 shares of stock.

All Officers and Directors as a Group	411,300	7.6%

(3 individuals)

All shares are beneficially owned and the sole investment and voting power is held by the persons named. Includes shares, which may be owned beneficially by the wives and/or minor children and/or trusts for the benefit of the minor children of the persons names, as to which beneficial interest is disclaimed.

FINANCIAL INFORMATION

The following sets forth certain financial information for Vineyard and its subsidiaries for and as of the following periods and dates.

Three Months Ended

Sept 30, 2005	June 30, 2005	March 31, 2005

Ratio of Earnings to Fixed Charges	1.05	0.06	2.06

Deficiency	-0-	314,879	-0-

December 31, 2004

Ratio of Earnings to Fixed Charges	0.25

Deficiency	403,485

Three Months Ended

Sept 30, 2005	June 30, 2005	March 31, 2005

Book Value Per Share (1)	$0.208	$0.197	$0.193

December 31, 2004

Book Value Per Share (1)	$0.159

(1)	Outstanding shares for all periods was 5,325,562.50 outstanding shares less 67,944 treasury shares for a total of 5,257,618.50 shares

In summary, in fiscal year 2004, the Company reported a $152,219 operating net income reduced by current income taxes to achieve a net income of $137,719. This represented a significant improvement over fiscal year 2003, during which the Company had a operating net loss of $202,498, further reduced by the cumulative effect of a change in accounting principle of $843,761 to total a net loss of $1,046,259. Income per common share (both basic and diluted) from continuing operations is calculated as $0.0289 in 2004 as compared to a loss of $(0.0385) for per common share in 2003. The financial improvement in 2004 results from revenue growth within the gas marketing business segment and control expenses in all other segments including a decrease in general and administrative expenses. Net income per common share (both basic and diluted) in 2004 is calculated as $0.026 with consideration of current income taxes being the only difference from the per share calculation for continuing operations in 2004. The net income per common share (both basic and diluted) for 2003 is affected by the cumulative effect of a change in accounting principle by an additional $(0.158) that, when added to the per share calculation of $(0.0385) for continuing operations, results in a net loss per common share for 2003 of $(0.196).

In the first nine months of 2005, the Company achieved a net operating income of $290,405 equating to an income per common share (both basic and diluted) from continuing operations of $0.0552. Revenue growth is evident in the first nine months of 2005 when compared to the same period in 2004; however some general and administrative expenses have increased, resulting in a fairly level operating performance when compared to the comparable period in 2004. Net income for the nine months of 2005 is $260, 905 after deduction of $29,405 in current income taxes. Net income per common share (both basic and diluted) for the first nine month of 2005 is

$0.049, with the impact of current income taxes being the only difference from the per share calculation for continuing operations in this nine month operating period

The Ratio of Earnings to Fixed charges in 2004 was 0.25 and reflected in a $403,485 coverage deficiency. Fiscal years 2003’s ratio of earning to fixed charges is calculated at (201.01), reflecting a $1,051,464 deficiency. In both years, fixed charges consist of interest payments and capital expenditures. In 2003, interest payments consisted of $5,164 and capital expenditures only totaled $41 for the year. The large deficiency is the result of the large net loss reported for the year. In 2004 interest payments totaled $7,181 and capital expenditures were $534,023. The deficiency was a result of a reported net income of $137,719 compared to total fixed charges of $541,204.

The ratio of earnings to fixed charges for the three interim periods in 2005 is shown in the table above. Only one period (the quarter ended June 30, 2005) reported a deficiency of $314,879 falling below the one to one coverage. In all three periods, the fixed charges consisted of capital expenditures. Expenditures in the second period reported the highest of all three three-month periods. June 30, 2005 reported capital expenditures of $334, 504 for this three month period alone. Drilling and exploration operations occurring that particular period are the reason for the increased expenditures.

Net book value calculations are shown above for fiscal period 2004 and the interim periods in 2005. Net book value is calculated by subtracting total liabilities from total assets. In every case, there is improvement in the net book value as each operating period is reported. The increased capital expenditures through the periods reported have increased the total assets , resulting in improved net book value.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company’s review of copies of forms filed with the Securities and Exchange Commission or written representations from certain reporting persons, in compliance with Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during fiscal year 2004, all officers, directors, and greater than ten percent (10%) beneficial owners complied with the applicable filing requirements.

MEETING AND COMMITTEES OF THE BOARD

The Board, pursuant to its powers, has designated an Executive Committee, an Audit Committee and a Wage and Bonus Committee. The Board has no Nominating Committee. The Board held 2 meetings during the year ended December 31, 2004. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committee meetings for which he was eligible.

The Executive Committee has the power to exercise the authority of the Board of Directors in the day-to-day management of the Company, except with regard to certain items. During the year ended December 31, 2004, this committee held no formal meetings. However, members of this committee met frequently in informal session to review Company operations. Messrs. Fustos, Long and Stetson are presently members of the Executive Committee.

The Audit Committee is responsible for reviewing the audit and annual financial statements and reporting thereon to the Board of Directors and making recommendations to the Board of Directors regarding the independent auditors. The Committee held 4 formal meetings and several informal meetings during the year ended December 31, 2004. The current members of the Audit Committee are Mr. Stetson, Mr. Sobol, and Mr. Concilla.

The Wage and Bonus Committee is responsible for setting wages and salaries to be paid to management and Directors. During the year ended December 31,2004, this committee held no formal and several informal meetings. Mr. Concilla and Mr. Garfield are presently members of the Wage and Bonus Committee.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee of the Company has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, "Communications with Audit Committees."

•

Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard, No. 1, "Independent Discussions with Audit Committees" and discussed with the auditor’s the auditor’s independence.

•	Adopted a formal written audit committee charter.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be considered at the 2006 Annual Meeting of Shareholders must be received by the Secretary of the Corporation no later than June 30, 2006. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sabre Oil and Gas, Inc. owns 1,043,710.63 shares of common stock of the Company. Sabre Oil and Gas, Inc. is a producer of natural gas which is marketed by the Company. Sabre Oil and Gas, Inc. is a 20 percent owner of Northern Pipeline Company, L.L.C. of which the Company owns 45%. Also, it should be noted that Mr. Robert Long (see the section titled "BENEFICIAL OWNERSHIP OF SHARES") owns 50% of the Common Stock of Sabre Oil and Gas, Inc.

EXPENSES OF SOLICITATION

The Company will bear the cost of preparing and mailing this statement with the accompanying proxy and other material. In addition to the use of the U.S. Mail, officers, and employees of the Company may solicit proxies personally, by telegram, or by telephone for no additional compensation than their current salaries and/or fees. The Company will, upon request, reimburse banks, brokerage houses, and other institutions, nominees, and fiduciaries for the reasonable expenses in forwarding proxy material to their principals.

GENERAL

Other Matters

The proxy is solicited by the Board of Directors and confers discretionary authority to vote on other matters which may properly come before the annual meeting or any adjournments thereof, but the Board of Directors does not know of any matter to be brought before the annual meeting other than the matters referred to in the Notice of Annual Meeting of Shareholders and matters incident thereto. The person named in the proxy solicited by management will vote all properly executed proxies. If a shareholder specifies on such proxy a choice with respect to a proposal to be acted upon, the proxy will be voted in accordance with such specifications or will abstain from voting, if "Abstain" is marked. Where no choice is specified, the proxy will be voted FOR Proposals1 through 4. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

Solicitation of Proxies

In addition to the solicitation of proxies from shareholders by use of the mail, it is expected that a limited number of employees of Vineyard, without additional compensation, may solicit proxies from shareholders by telephone, telegraph and personal visits. It is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, as well as the reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and others, will be borne by Vineyard.

Incorporation of Certain Documents by Reference

The following documents filed with the SEC by Vineyard are incorporated into this Proxy Statement by reference:

•	Vineyard Oil & Gas Company 2004 Annual Report on Form 10-KSB as previously filed December 29, 2005 and amended January 26, 2006.

•	Vineyard Oil & Gas Company 2005 Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as previously filed December 29, 2005 and amended January 26, 2006.

•	Vineyard Oil & Gas Company 2005 Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 as previously filed January 26, 2006.

•	Vineyard Oil & Gas Company 2005 Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 as previously filed January 26, 2006.

The 2004 Annual Report is being delivered to Vineyard Shareholders together with this Proxy Statement. All other information incorporated by reference above, may be obtained by request, at no charge to the shareholder. Please make all inquires to Vineyard Oil & Gas Company, 10299 West Main Road North East, PA 16428 or by telephone at (814) 725-8742.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, information statements and other information about issuers, including the company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM FUSTOS

CHAIRMAN OF THE BOARD

BFLO Doc. # 1539811.6